Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-287557, 333-285880, 333-282325, 333-276753 and 333-276162) and Form S-8 (Nos. 333-285886 and 333-264136) of 5E Advanced Materials, Inc. of our report dated September 29, 2025, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 29, 2025